         Portions of this Exhibit 10.3 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT


                  This RESEARCH COLLABORATION AND LICENSE AGREEMENT, dated as of April 1st 1998, is entered by and between FUJIREBIO, INC., a company duly organized and existing under the laws of Japan with its principal place of business at 2-62-5, Nihonbashi, Hamacho, Chuo-ku, Tokyo 103, Japan ("FRI"), and ONCOGENE SCIENCE DIAGNOSTICS, INC., a company duly organized and existing under the laws of Delaware with its principal place of business at 80 Rogers Street, Cambridge, Massachusetts 02142 ("OSD") and OSI PHARMACEUTICALS INC., a company duly organized and existing under the laws of Delaware with its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, NY 11553-3649 ("OSIP", together with OSD, collectively "OSI".)

                  WHEREAS, OSI was organized to develop, produce and market diagnostic products for, among other things, the early detection, monitoring and treatment of human disease, particularly cancer;

                  WHEREAS, OSD is a wholly owned subsidiary (and a former division) of OSIP engaged principally in the development of novel cancer diagnostic assays;

                  WHEREAS, FRI has the capability to develop, format, manufacture, attain regulatory approvals for, market and distribute diagnostic products and instrumentation systems in Japan;

                  WHEREAS, FRI desires to commercialize certain of OSI's proprietary cancer assays for use in connection with the Clinical Diagnostic Product (as defined herein) for sales and marketing in Japan;

                  WHEREAS, FRI wishes to provide funding in support of OSI's research and further development of certain proprietary cancer assays; and

                  WHEREAS, OSI and FRI understand that, pursuant to OSI's research and development agreement with Bayer Corporation ("Bayer"), OSI shall collaborate with Bayer in the research and further development of such proprietary cancer assays.

                  NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as follows:

1.       Definitions

         Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

         1.1. "Affiliates" of a party means any corporation, partnership or other entity directly or indirectly owned by, owning, or under common ownership with such party of at least fifty percent (50%) of its stock and having the power to vote for the election of directors, such corporation, partnership or other entity to be deemed an Affiliate only so long as such ownership of voting stock continues.

         1.2. "Clinical Diagnostic Product" means any version, successor or application of FRI's Lumipulse system now in existence or hereafter devised, which is sold to medical centers, reference laboratories, cancer centers, clinicians, pathologists, oncologists and others that typically utilize diagnostic kits and automated systems to provide clinical information to assist in the diagnosis, prognosis, monitoring or screening of cancer or potential cancer patients.

         1.3.     "FRI Technology" means all Technology that was:

                  (a) developed by employees of, or consultants to, FRI alone or jointly with Third Persons on or prior to the Effective Date.

                  (b) acquired by purchase, license, assignment or other means from Third Persons by FRI on or prior to the Effective Date.

                  FRI Technology shall be owned by FRI.

         1.4. "Licensed Product" means any Clinical Diagnostic Product that incorporates the Proprietary Assays and/or that employs OSI Technology in its manufacture, use or sale.

         1.5. "Net Sales" means the gross amount received by FRI for arm's lengths sales to a Third Person of Licensed Products, respectively, after deducting, where applicable the following:

                  (a) normal and customary trade discounts actually allowed and taken;

                  (b)      returns and credits;

                  (c) taxes (the legal incidence of which is on the purchaser and separately shown on the shipping invoice); and,

                  (d) transportation, insurance and postage charges (if prepaid and invoiced as a separate item).

         1.6. "OSI Patent Rights" means all Patent Rights comprised in OSI Technology. OSI Patent Rights shall be owned by OSI subject to the rights granted to FRI under this Agreement and shall include the ones attached hereto as Exhibit C.

         1.7. "OSI Product" means ELISA kits for certain cancer markers developed and manufactured by OSI and listed in Exhibit B.

         1.8. "OSI Technology" means all Technology relating to the Proprietary Assays used in connection with the development of a Clinical Diagnostic Product that was:

                  (a) developed by employees of, or consultants to, OSI alone or jointly with third persons (including Bayer) on or prior to the Effective Date, which OSI determines in its discretion to contribute to the research program as outlined in the OSI/FRI Annual Operating Plan; or

                  (b) acquired by purchase, license, assignment or other means from third persons (including Bayer) by OSI on or prior to the Effective Date, which OSI determines in its discretion to contribute to the research program; or,

                  (c) developed by employees of, or consultants to, OSI alone or jointly with third persons (including Bayer) on or after the Effective Date pursuant to, or in connection with, the OSI/FRI Annual Operating Plan

                           OSI Technology shall be owned by OSI subject to the rights granted to FRI under this Agreement.

         1.9. "OSI/FRI Annual Operating Plan" means the written plan describing the research to be carried out on the Proprietary Assays for each Research Year excluding FRI's activity on the development of Licensed Products.

         1.10. "Patent Rights" means all patentable inventions, including all applications for patents, whether domestic or foreign, disclosing or claiming such inventions, all continuations, continuations-in-part, divisions, renewals and patents of addition thereof, all patents granted thereon, whether domestic or foreign, and all reissued or reexamined patents based thereon.

         1.11. "Proprietary Assays" mean the nine (9) proprietary cancer assays owned by OSI set forth in Exhibit A and attached hereto.

         1.12. "Research Year" means each twelve (12) month period outlined in Exhibit A attached hereto.

         1.13. "Technology" means Patent Rights and all know-how, trade secrets and confidential technical information and material, including, without limitation, all laboratory notebooks, research plans, inventions, genes and gene fragments and other sequences, cell lines, hybridomas, monoclonal and polyclonal antibodies, proteins and protein fragments, assay methodology, processes, materials and methods for production, formulae, plans, specifications, characteristics, marketing surveys and plans and business plans.

         1.14. "Third Person" means a person other than OSI or FRI, or other than any employee of, or consultant to OSI or FRI.

         1.15. "Materials" mean antibodies, antigens, and other substances relating to Proprietary Assays, which are in use of FRI for the development and manufacturing of Licensed Products.

2.       Licenses.

         2.1. License granted to FRI. During the term of this Agreement and subject to the terms and conditions herein appearing, OSI hereby grants to FRI a non-exclusive right and license under the OSI Patents Rights and the OSI Technology to develop, manufacture, and sell Licensed Products in Japan. FRI shall use its best efforts to commercialize the Proprietary Assays set forth in the OSI/FRI Annual Operating Plan and should FRI fail to commercialize any such Proprietary Assay within the five (5) years immediately following the effective date of the OSI/FRI Annual Operating Plan in which such Proprietary Assay appears, FRI shall forfeit to OSI all rights in and to such Proprietary Assay licensed in this Section;

         2.2. Up-front Payment. In consideration of the right granted pursuant to Section 2.1 above, FRI shall pay to OSI a non-refundable sum of ** on a date not later than fifteen (15) days prior to June 15 in each applicable Research Year, provided that the first such payment shall be paid on or before May 30, 1998.

         2.3. Royalties. FRI shall pay to OSI a royalty of ** percent ** of Net Sales of any Licensed Product hereunder from the first sale of a Licensed Product until the event with the later to occur of (i) the date ten (10) years after the date of such first sale or (ii) the expiration of the last to expire of any OSI Patent Rights underlying any Licensed Product sold by FRI hereunder.

         2.4. Payment Dates. Within sixty (60) days following the close of each calendar quarter (or any part in the first or last calendar quarter) of this Agreement, FRI shall deliver to OSI a true and accurate report, stating for each Licensed Product, for said calendar quarter (a) Net Sales, (b) the royalties payable thereon, and (c) the amount of any credit taken against royalties payable pursuant hereto. Except as otherwise provided, simultaneously with the delivery of each report, FRI shall pay to OSI the amount, if any, due for the period of such report.

------------------

** This portion has been redacted pursuant to a request for confidential treatment.

         2.5. Accounting. All amounts payable hereunder shall be payable in US Dollars (to OSD or OSIP as designated by notice to FRI); provided, however, that if any payment of Net sales by FRI or its Affiliates is received in Japanese yen, such amount shall be converted into US dollars at the bank selling rate for Japanese yen into US dollars on the last day of quarterly reporting period (as outlined in Section 2.4), quoted by authorized foreign exchange bank in Tokyo.

         2.6. Records. During term of this Agreement, FRI shall keep complete and accurate records of Net Sales in sufficient detail to enable OSI to determine payments owed to it under this Agreement for a period of three (3) years after such payments are due. FRI shall permit an independent certified public account, acceptable to FRI (a list of independent public accountants selected by OSI and acceptable to FRI is attached as Exhibit E hereto) and appointed by OSI and at OSI's expense, to examine its books, ledgers and records covering Net Sales during regular business hours for the purpose of verifying, and only to the extent necessary to verify, the amount of royalties due and payable but in no event more than once per calendar year. The accountant shall maintain all information received during such examination in confidence, and shall report to OSI only with respect to the accuracy of any report. Any report not examined within three
                  (3) years of its having been made shall be deemed true and accurate. In the event the records examined reveal that FRI has paid less than ninety-five percent (95%) of the amount due to OSI, FRI shall pay the costs of the audit and shall pay the additional amount due plus accrued interest at the rate of ten percent (10%) per annum.

         2.7. Tax. In the event that withholding taxes or other similar taxes be levied by any taxing authority in connection with accrual or payment to OSI pursuant to this Article 2, FRI shall pay such taxes to the local authorities on behalf of OSI, and the payment to OSI of the net amount due after reduction by the amount of such taxes shall fully satisfy OSI' obligations under this Agreement.

         2.8. Option. OSI hereby agrees to negotiate with FRI or its Affiliates in respect of a non-exclusive right to market and commercialize OSI Products in Japan without additional upfront payments. The term for the marketing agreement shall be negotiated and agreed separately between parties.

         2.9. Patentable Technology. In the event that FRI develops any patentable Technology based upon OSI Technology for the Proprietary Assays in connection with development of Licensed Products, OSI agrees that FRI has the right to apply for patents in any countries with its own name and at its expense. FRI and OSI further agrees that FRI license a world-wide non-exclusive right for such patents to OSI (with sublicensing right) with the condition of royalty from OSI and its sublicensees to FRI, at a pre-agree royalty rate equal to ** of net sales or in the event that OSI sublicensees such rights, the lesser of ** and ** of the royalty rate received by OSI from its sublicensee.

         2.10.    Supply of Materials.

                  (a) For research and development efforts as well as for FRI's commercialization of Proprietary Assays, OSI shall supply the Materials to FRI at OSI's manufacturing cost (including overhead cost directly related to manufacturing, which overhead cost shall include general and administrative charges customarily and consistently applied by OSIP to OSD's manufacturing) plus ** mark-up thereon.

                  (b) OSI and FRI hereby agree to negotiate and execute in good faith a mutually satisfactory supply agreement of Materials for FRI's manufacturing of Licensed Product based on the above condition. OSI shall represents and warrants to FRI that all of Materials delivered pursuant to this Agreement or supply agreement, shall confirm to the specifications to be agreed in the supply agreement between OSI and FRI in accordance with applicable regulatory requirements.

                  (c) OSI shall use its commercially reasonable efforts to supply for the Materials to FRI during the term of this Agreement in accordance with the terms of the supply agreement to be negotiated by the parties.

                  (d) OSI agrees to defend, protect, indemnify, and hold harmless FRI from and against any liability, claim, loss, cost or expense arising from any claim for product liability based on OSI's quality of the Materials to be used in the Licensed Product except to the extent such liability, claim, loss or expense also results from the negligence or willful misconduct of FRI, its employees and agents.

3.       Collaborative Research

         3.1. Research Projects. FRI and OSI hereby agree, subject to the terms and conditions of this Agreement, to undertake four (4) collaborative research projects stated in Exhibit A attached hereto in respect of the Proprietary Assays for four Research Years as set forth in four (4) OSI/FRI Annual Operating Plans. OSI shall provide technical information related to the Proprietary Assays in accordance with agreed upon objectives set forth in an OSI/FRI Annual Operating Plan.

------------------

** This portion has been redacted pursuant to a request for confidential treatment.

         3.2. Research Funding. FRI shall pay to OSI a sum of** (** as last payment) as the research funding fee on a date not later than fifteen (15) days prior to June 15 in each applicable Research Year, provided that the first such payment shall be paid on or before May 30, 1998.

         3.3. Termination of Research Projects by FRI. FRI may terminate further collaborative research pursuant to the terms hereof only (i) upon not less than twelve (12) months advance written notice provided to OSI on or prior to the first day (June 15) of any applicable Research Year (provided, however, that FRI shall have no such termination right in respect of research to be conducted in the second Research Year), and (ii) upon payment of all sums due pursuant to Section 2.2 and 3.2 hereof in respect of the upcoming Research Year (for example, FRI must (i) provide notice on or before June 15, 1999 and (ii) pay the ** , when due, in respect of the Second Research Year (1999-2000) in order to terminate research to be conducted in the Third Research Year(2000-2001)). In the event that FRI terminate further collaborative research pursuant hereto, the license to commercialize the Proprietary Assays granted to FRI hereunder shall be limited to those assays listed in Exhibit A attached hereto under Research Years in respect of which FRI provided both an up-front fee and research funding under Sections 2.2 and 3.2 hereof. Upon termination of further collaborative research in accordance with the terms of further collaborative research in accordance with the terms of this
                  Section 3.3, FRI shall not be required to make additional or further payments to OSI pursuant to Sections 2.2 and 3.2 hereof.

         3.4. CSI/FRI Annual Operating Plan. The OSI/FRI Annual Operating Plan for the initial Research Year is set forth in Exhibit D attached hereto. For each year after the initial Research Year, the CSI/FRI Annual Operating Plan shall be prepared by the Research Committee no later than ninety (90) days before the end of the prior Research Year and approved by FRI and OSI no later than thirty (30) days before the end of the prior Research Year. The OSI/FRI Annual Operating Plan for each Research Year shall be appended to and made part of this Agreement.

         3.5.     Research Committee.

                  3.5.1.   Purpose.  The Research Committee shall:

                  (a) Prepare the OSI/FRI Annual Operating Plan for each year;

                  (b) Review, evaluate progress under and modify the OSI/FRI Annual Operating Plan for each year;
------------------

** This portion has been redacted pursuant to a request for confidential treatment.

                  (c) With respect to each Licensed Product prior to commercialization, whether (a) license(s) need(s) to be obtained from a third person(s) in order to make, use or sell such Licensed Product; and,

                  (d) Determine priority of the Proprietary Assays to be commercialized by FRI.

                  3.5.2. Membership. FRI and OSI each shall appoint, in its sole discretion, two (2) members to the Research Committee. Substitutes may be appointed at any time upon written notice .

                           The members initially shall be:

                  Appointees:

                  For FRI:                                    For OSI:
                    **                                          **

                  3.5.3. Chairman. The Research Committee shall be chaired by ** . Should the Chairman of the Research Committee need to be changed for any reason, OSI shall recommend a person with a comparable knowledge and experience in the cancer diagnostic field as the predecessor and shall obtain consent from FRI within 30 days before the change is planned to be implemented, which such acceptance shall not be unreasonably withheld.

                 3.5.4. Meetings. The Research Committee shall meet at least one time per calendar year at mutually agreeable dates and places. Representatives of FRI may visit OSI on an as needed basis to obtain technical help with its commercialization of Proprietary Assays.

                 3.5.5. Minutes. The Research Committee shall keep accurate minutes which record all proposed decisions and all actions recommended or taken. The minutes shall be delivered to all Research Committee members within ten (10) business days after each meeting. OSI shall be responsible for the preparation of the minutes.

                  3.5.6. Expenses. FRI and OSI shall each bear all expenses of their respective members related to the participation of the Research Committee.

------------------

** This portion has been redacted pursuant to a request for confidential treatment.

         3.6.     Reports.

                  OSI shall submit to FRI a report indicating the final results for each of the research projects within thirty (30) days after the end of each Research Year describing in detail the work accomplished by it under the OSI/FRI Annual Operating Plan. OSI further shall submit to FRI summary reports within thirty (30) days after the end of each four-month period, commencing with the period ending 15th of October, 1998, describing its progress under the OSI/FRI Annual Operating Plan.

         3.7. Laboratory Facilities and Personnel. OSI shall provide suitable laboratory facilities, equipment and personnel for the work to be done in carrying out the OSI/FRI Annual Operating Plan.

         3.8. Diligent Efforts. FRI and OSI each shall use reasonably diligent efforts to achieve the objectives of the OSI/FRI Annual Operating Plan. Specifically, OSI and FRI shall use diligent efforts to allocate those resources necessary (i.e., manpower, facilities, equipment) to meet the objectives of the OSI/FRI Annual Operating Plan. FRI shall use its best efforts to commercialize the Proprietary Assays.

         3.9. Extension. OSI (in advance of the expiration of the last Research Year hereunder) agrees to negotiate in good faith with FRI, on a non-exclusive basis and subject to the prior commitments of OSI, to extend the collaborative research program, upon mutually agreeable terms and conditions, upon nine (9) months' prior written notice from FRI to OSI of FRI's intent to negotiate therefore. The foregoing commitment to negotiate shall terminate sixty (60) days after the date on which FRI provides to CSI of its intent to negotiate pursuant to this Section 3.9.

         3.10. For avoidance of doubt, OSI and FRI acknowledge and agree that any result, data and technical knowledge resulting from the collaborative research projects shall be included in OSI Technology. If OSI applies for the patent under certain technical knowledge resulting from the research projects in any countries with its own name and at its own expense, OSI agrees to add such patents or patent applications to OSI Patent Rights in this Agreement upon the Research Committee's conclusion .

         3.11. Further Collaboration. During the period of Research Years, OSI may disclose to FRI, subject to OSI's obligations to Third Parson (including, but not limited to, confidentiality obligations), information concerning technical progress made by OSI in connection with new assay development. If, upon such disclosure by OSI, FRI wishes to enter into a similar research collaboration and license agreement in respect of such now assays, OSI may propose to FRI the terms of such an agreement.

4.       Treatment of Confidential Matter.

         4.1.     Confidentiality.

                  During the term of this Agreement and for a period of five years following the termination of this Agreement, each party shall continue to keep all information disclosed to the other pursuant hereto strictly confidential and neither party shall disclose such information to any third party (including Bayer) nor use such information for any purposes other than the purpose specified herein. The confidentiality obligations of this Agreement shall not apply to:

                  (a) information and materials which at the time of disclosure are in the public domain; or

                  (b) information which after disclosure becomes part of public domain by publication or otherwise, except by breach of this Agreement; or

                  (c) information which the receiving party can demonstrate it independently developed prior to the disclosure; or

                  (d) information disclosed to the receiving party by a third party who has the right to make such disclosure.

         4.2. Restrictions on Transferring Materials. FRI and OSI recognize that the biological, chemical and biochemical materials which are part of the OSI Technology and FRI Technology represent valuable commercial assets. Accordingly, nothing containing herein shall be construed to permit either party to transfer to any third person (including Bayer) any such material which constitutes Technology owned by the other party. Additionally, subject to FRI's rights as set forth herein, throughout the term hereof and thereafter, FRI agrees not to transfer to any third person any biological, chemical or biochemical materials which are part of OSI Technology and which comprise, consist of or are useful in the manufacture of any Licensed Product or OSI Product, unless prior consent for any such transfer is obtained from OSI.

         4.3. Notwithstanding Sections 4.1 and 4.2 above, OSI may disclose the Technology not related to the Clinical Diagnostic Product and /or a Licensed Product, (which do not include the FRI Technology), to Bayer based on OSI's agreement with Bayer.

5.       Patent Infringement and Hold Harmless.

         5.1. Actual or Threatened Infringement by Third Persons. If information comes to the attention of FRI or OSI to the effect that any OSI Patent Rights relating to a Licensed Product have been or are threatened or infringed, OSI shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. FRI or OSI shall notify the other promptly of the receipt of any such information and OSI shall notify FRI promptly of its commencement of any such suit, action or proceeding. If OSI determines, and FRI agrees that it is necessary or desirable for FRI to join any such suit, action or proceeding, FRI shall execute all papers and perform such other acts as may be reasonably required to permit OSI to act in FRI's name, In the event that OSI brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement. FRI always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by OSI for infringement, under the terms of this Section. If OSI lacks standing to bring any such suit, action or proceeding, then FRI shall have a right to do so at the request of OSI and, with respect to expenses approved in advance by OSI, at OSI's expense.

         5.2. Infringement Claims Against the Parties. OSI hereby warrants that the use of OSI Patent Rights or OSI Technology in the manufacture, use or sale of a Licensed Product by FRI in Japan will not constitute any infringement of any patent owned by any third party. If FRI or OSI is sued by a Third Party for infringement of a patent based upon the research, development, manufacture, sale or use of a Licensed Product, the party sued shall notify the other promptly of the commencement of any such suit.

                  (a) If the alleged infringement is due to the use of OSI Technology or OSI Patent Rights, FRI shall give OSI all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle, or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding OSI shall bear all of the expenses incurred in connection with such suit, action or proceeding, and OSI shall indemnify and hold FRI harmless from and against all liabilities, losses, expenses (including reasonable legal expenses) and damages arising from such patent infringement.

                  (b) If the alleged infringement is due to the use of FRI Technology, OSI shall give FRI all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle, or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding, FRI shall bear all of the expenses incurred in connection with such suit, action or proceeding, and FRI shall indemnify and hold OSI harmless from and against liabilities, losses, expenses (including reasonable legal expenses) and damages arising from such patent infringement.

         5.3. Hold Harmless for Product Liability. FRI agrees to defend, protect, indemnify, and hold harmless OSI from and against any liability, claim, loss, cost or expense arising from any claim for product liability based upon FRI's manufacture, use, or sale of any Licensed Product except to the extent such liability, claim, loss or expense also results from the negligence or willful misconduct of OSI, its employees and agents.

6.       Term and Termination.

         6.1. Term. Subject to Section 6.4 hereof, this Agreement shall come into force on the date first above written and shall, unless sooner terminated pursuant to any provision of this Agreement, be in full force until the expiration date of the last to-expire OSI Patent Rights in Japan or for a period of ten
                  (10) years counting from the date of the first commercial sale by FRI of a Licensed Product, whichever is longer.

         6.2. Event(s) of Termination. The following events shall constitute Events of Termination under this agreement.

                  (a) Any representation or warranty by FRI or OSI, or any of their officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                  (b) FRI or OSI shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement (including OSI's inability to perform the collaborative research in accordance with the terms of the Agreement due to the departure of Walter P. Carney, Ph.D. from OSI) or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremediated for thirty (30) days after FRI's or OSI's written notice to the other thereof.

                  (c) Either party hereto shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or that there shall have been an appointed trustee or receiver of the other party hereto for all or a substantial part of its property, or that any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or that there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party hereto, and any such event shall have continued for sixty (60) days undismissed, unbounded and undischarged.

         6.3. Termination. Upon the occurrence of any of such Events of Termination as specified in (a) through (c) of Section 6.2 hereof, FRI or OSI shall have the right, by written notice to the other, to immediately terminate this Agreement. Upon any such termination, OSI shall not be obligated to return to FRI any amounts then previously paid to OSI hereunder. Upon any such termination, the licenses granted to FRI hereunder shall remain in effect only in respect of those Proprietary Assays for which FRI has provided Research Funding pursuant to
                  Section 3.2 and only to the extent that FRI meets its obligations to pay royalties in respect thereof throughout the period specified in Section 6.1.

         6.4. Survival. Without limitation, the rights and obligations arising from the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 2,4, 5, 6, 7 and 9-12.

7. Representations and Warranties. OSI and FRI each represent and warrant as follows:

         7.1. It is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation. It is qualified to do business and is in good standing (if applicable) as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification. It has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         7.2. The execution, delivery and performance by it of this Agreement has been fully authorized by all necessary corporate action and does not and will not (a) require the consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, write, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         7.3. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

         7.4. It is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

                  OSI further represents and warrants to FRI that OSI's relationship with Bayer does not prohibit OSI's diligent and complete fulfillment of its obligations hereunder.

         7.5. It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under this Agreement, subject to no claim of any third person other than the relevant lessors or licensers.

8. Covenants of OSI and FRI. Throughout the term of the Agreement, each of OSI and FRI shall:

                  (a) Maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing (if applicable) in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties; and

                  (b) Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the OSI/FRI Annual Operating Plan.

9. Dispute Resolution. Any disputes, controversies, or difficulties which may arise out of or in relation to this Agreement shall be settled amicably between the parties. In the event the parties fail to do so, such dispute, controversy or difficulty shall be finally settled by arbitration at the place of the defendant's principal place of business (as set forth herein) by the International Chamber of Commerce ("ICC") pursuant to the arbitration rules of the ICC and by arbitrators of be appointed according to said rules. The award in the said arbitration shall be final and binding, and may include the reasonable legal fees of the prevailing party.

10. Notices. All notices shall be mailed via certified mail, return receipt requested, or courier, addressed as follows, or to such other address as may be designated from time to time:

         For FRI: To FRI at its address as set forth at the beginning of this Agreement,
                  Attention: CEO of Fujirebio Inc. (Koichiro FUJITA, M.D.) with a copy to: Manager of Legal Department, Fujirebio Inc.

         For OSI: To OSD and OSIP at its address as set forth at the beginning of this Agreement,
                  Attention(OSD): Walter P. Carney, Ph.D., President Attention(OSIP): Robert L. Van Nostrand, CFO

Notices shall be deemed given as of the date of receipt.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

12.      Miscellaneous.

         12.1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         12.2. Headings. Paragraph headings are inserted for convenience of reference only and do not form part of this Agreement.

         12.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

         12.4. Amendment, Waiver, etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

         12.5. No Third Party Beneficiaries. No Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any right s by reason of this Agreement. Neither party shall enter in to or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever. The performance of each party hereunder is undertaken as an independent contractor, and nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

         12.6. Assignment and Successors. This Agreement may not be assigned by either party, except that either party may assign this Agreement and the rights and interests of such party to an Affiliate, or a purchaser of substantially all of the assets of such party's business to which this Agreement pertains, upon notice to the other party.

         12.7. Severability. If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with any law, regulation, or official action by any government agency having jurisdiction over such party, then such party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result.

         12.8. Unforeseen Circumstances. Neither party shall be liable in damages for, nor shall the Contract Period be terminated by reason of, any delay or default in any such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, without limitations, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

         12.9. Integration. This writing constitutes the entire agreement between the parties relating to the subject matter hereof. There are no understandings, representations, or warranties of any kind except as expressly set forth herein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                   FUJIREBIO INC.


                                   By:      /s/   Koichiro FUJITA, M.D.
                                            --------------------------------
                                            Koichiro FUJITA, M.D.
                                            Title:  President and CEO



                                   ONCOGENE SCIENCE DIAGNOSTICS, INC.


                                   By:      /s/   Walter P. Carney, Ph.D.
                                            --------------------------------
                                            Walter P. Carney, Ph.D.
                                            Title:  President



                                    OSI PHARMACEUTICALS, INC.


                                    By:      /s/   Robert L. Van Nostrand
                                            --------------------------------
                                            Robert L. Van Nostrand
                                            Title: CFO

Exhibit A:    Proprietary Assays and Collaborative Research Projects

Research Year(Period)                          Proprietary Assays      Projects

1st Year:     15 JUN 1998 - 14 JUN 1999        **                        (i)

2nd Year:     15 JUN 1999 - 14 JUN 2000        **                        (ii)

3rd Year:     15 JUN 2000 - 14 JUN 2001        **                        (iii)

4th Year:     15 JUN 2001 - 14 JUN 2002        **                        (iv)


(Collaborative Research Projects)
(i)        **

(ii)       **

(iii)      **

(iv)       **



------------------

** This portion has been redacted pursuant to a request for confidential treatment.

Exhibit B:        OSI Products(ELISA format)

                                                                 OSD Product #

                           **                                    **



------------------

** This portion has been redacted pursuant to a request for confidential treatment.

Exhibit C:  OSI Patent Lists

           **
1          **

2.         **




------------------

** This portion has been redacted pursuant to a request for confidential treatment.

Exhibit D:        OSI/FRI Annual Operating Plan

   **




------------------

** This portion has been redacted pursuant to a request for confidential treatment.

Exhibit-E.        A list of independent public accountants

1.       KPMG Peat Marwick (in Japan)

         Address:

         Tel No.:

         Fax No:

         FRI will confirm to OSI that the above one is acceptable or not by the launch of Licensed Products, which such acceptance shall not be unreasonably withheld.